Exhibit (c)(ii)

Autonomous City of Buenos Aires, August 16, 2016

Messrs.

Grupo Inversor Petroquímica S.L.

Ebro 3 Madrid

Kingdom of Spain

WST S.A.

Av. Córdoba 1561, piso 2

Autonomous City of Buenos Aires

Argentine Republic

PCT LLC

850 New Burton Road, Suite 201

Dover, Delaware

USA

Ref: Title III, Chapter II, Part I, Section 5o of General Resolution No. 622/2013 passed by Argentina's Securities and Exchange Commission (as abbreviated "CNV" in Spanish)

To whom it may concern,

Finanzas & Gestion S.A. (hereinafter, "Finanzas & Gestion" or the "Appraiser") is pleased to address Grupo Inversor Petroquímica S.L, WST S.A. and PCT LLC (hereinafter jointly referred to as the "Offeror") in its capacity as independent appraiser hired by the Offeror for the purpose of rendering an opinion on the Fair Market Value of Transportadora de Gas del Sur S.A.'s shares (hereinafter "TGS" or the "Company") as of July 27, 2016 (hereinafter, the "Report"), within the framework of the provisions set forth in Title III, Chapter II, Part I, Section 5o of General Resolution No.622/2013 (hereinafter referred to as "Applicable Law") issued by Argentina's Securities and Exchange Commission (hereinafter, the "CNV").

1.	GENERAL BACKGROUND.

1.1. Transportadora de Gas del Sur S.A. is one of the companies organized in furtherance of the privatization of Gas del Estado S.E.. The Company started operating on December 29, 1992. The Company renders Natural Gas Transportation Public Services and it is devoted to the Production and Commercialization of Liquefiable Hydrocarbons.

1.2. TGS' system of trunk gas pipelines connects the main southern and western gas fields in the Argentine Republic with gas distributors and industrial clients at those areas and in Greater Buenos Aires. The License to operate this system was conferred unto the Company in 1992 on an exclusive basis for a period of thirty five years, which may be extended for an additional ten-year term, provided that the Company has materially complied with the obligations imposed upon it by the License proper and by the Argentina's Gas Regulatory Authority (hereinafter, the "ENARGAS"). Together with the essential assets required for the provision of natural gas transportation services, the Company received the "General Cerri" Gas Processing Plant, located in Bahla Blanca, Province of Buenos Aires, where gas is processed to obtain liquids.

Av. Av. del Libertador 602, Piso 5° "B", Ciudad Autónoma de Buenos Aires, República Argentina.

Tel. +54 (11) 5278-5600 | www.fga.com.ar

1.3. In addition to that, TGS renders midstream services, which mainly consist in natural gas treating, compression and separation of impurities, and they may further comprise natural gas obtention and transportation at gas fields, as well as gas pipelines construction, operation, and maintenance services. Furthermore, by and through its controlled company, Telcosur S.A., it renders telecommunication services, which consist specifically in data transmission services through a ground-digital trunking radio system.

1.4. TGS' parent company shall be Compañía de Inversiones de Energía S.A. (hereinafter, "CIESA"), which owns 51 % of the Company's capital stock and the remainder is open to public tender.

1.5. Transportadora de Gas del Sur S.A.'s capital stock is listed at Buenos Aires' stock market Mercado de Valores de Buenos Aires (hereinafter, "MERVAL") and it is subject to MERVAL's and CNV's regulations. TGS's shares of stock are traded as American Depositary Receipts (which represent 5 shares of stock each) at the New York Stock Exchange (NYSE), which are registered with the Securities and Exchange Commission.

1.6. In accordance with the Applicable Law, the Offeror has requested that Finanzas & Gestion render an opinion as Independent Appraiser on July 19, 2016 on financial matters in respect of the value of Transportadora de Gas del Sur S.A.'s shares in the context of the preparation of Public Tender Offer ("PTO"), as announced by the Offeror on July 27, 2016 in compliance with the Applicable Law.

1.7. All the terms in capital letters contained in this Report shall pertain to the definitions set out in Annex I.

1.8. The Appraiser has not advised the Offeror on the structure of the purchase and sale transaction or on any other aspect related to the PTO, nor has it taken part in any kind of negotiations whatsoever. Under no circumstances shall the Appraiser's compensation be dependent upon the actual performance of the transaction announced by the Offeror or not.

2.	BACKGROUND OF THE INDEPENDENT APPRAISER.

2.1. Finanzas & Gestion is an Argentine corporation organized in 2004 to render financial advisory services, focused on purchase and sale transactions, mergers, and company acquisitions, valuation of shares, companies, and business units, assessment of investment projects and structuring of corporate financing.

2.2. All the members of Finanzas & Gestion's Board of Directors are experienced at providing financial advice, valuation of companies and shareholdings, corporate consulting, and investment banking services as officers and executives of local and international financial institutions.

2.3. As regards the financial valuation of companies, the members of Finanzas & Gestion's Board of Directors have coordinated and performed specialized works over the last twenty years with the context of merger & acquisition transactions, independent opinions, arbitrations, and settlement of business organization conflicts, and they have been academically trained on financial matters, holding master and specialization degrees in business administration and finance in Argentina and abroad, they have taken part in courses and seminars on company valuation and knowledge of company valuation standards issued by the International Valuation Standards Council and by the American Society of Appraisers. Furthermore, they have developed an extensive teaching activity on matters related to corporate finance, business M&As, and business valuations in master programs on business administration, master programs on finance, undergraduate degrees, and executive programs.

3.	SCOPE OF THE WORK PERFORMED.

3.1. This Report has been prepared on the basis of the requests made by the Offeror and in accordance with the general provisions applicable to Public Tender Offers set forth in Part I of the Applicable Law (in particular, the weighting of the methodologies set forth in Title III, Chapter II. Part I, Section 5 of General Resolution No. 622/2013 passed by the CNV), which has been transcribed hereinbelow: "Upon generation of a Public Tender Offer to determine the offer price, the following items shall be weighted: "(a) the equity value of the shares of stock; (b) the value of the company appraised pursuant to the discounted cash flows criteria and/or indicators applicable to companies with comparable businesses; and (c) the average of the trading values over the six-month period immediately preceding the offer term. To that effect, it shall be necessary to obtain the opinions of two independent appraisers, which shall be submitted to the Commission jointly with the request for the Public Tender Offer, and it shall be disclosed to investors by means of the Financial Information Highway, and where appropriate, via the customary disclosure systems of the Market where the relevant share is traded", within the context of the provisions set forth in Section 19 (Future or Indirect Acquisitions).

3.2. Therefore, the value opinion rendered by the Appraiser is made within the context of the request received for the application of such methodologies by the Offeror and in accordance with la Applicable Law, within a going concern context, subject to the limitations and considerations set out in Annex II, and irrespective of any other standards, work scopes or methodologies as may be applicable or relevant to assess the value of any business organizations or shareholdings.

4.	AVAILABLE INFORMATION.

4.1. This Report has been developed on the basis of the public information available as of July 27, 2016 and also on the basis of technical, financial, and business information furnished by the Offeror (hereinafter, "Available Information"), as set forth in detail in Annex III. As regards the Company's stock listing price, the series of prices until July 26, 2016 shall be considered.

4.2. It is hereby expressly stated that Finanzas & Gestion has not held any meetings with Shareholders or with the Board Members and/or Managers of the Company. Furthermore, Finanzas & Gestion has not carried out any independent verification and audit tasks in respect of the information contained in the Company's financial statements, nor has it obtained any clarifications and/or updates of the Offeror on the Available Information. That is to say, the opinion rendered by the Appraiser is based exclusively on the Available Information; consequently, in the event that the Available Information may omit any relevant information for the analysis or that it may include any wrongful information, the conclusions of this report would also be affected or modified.

5.	APPLICATION OF THE RELEVANT METHODOLOGIES.

In accordance with the provisions stated in paragraph 3.1. above, the Appraiser has applied the valuation approaches, associated methodologies, and weighting as provided for in the Applicable Law, and as set forth in detail in paragraphs 5.1. through 5.4. below:

5.1. Equity Value of the Shares of Stock.

5.1.1. This methodology set forth in the Applicable Law proposes that the value assessment is conducted per company share on the basis of the quotient of (i) a company's net worth (that is to say, the accounting equity value in accordance with the application of the accounting standards in force), and (ii) the aggregate shares of stock issued and outstanding (net of any shares of its own, where appropriate).

5.1.2. Any determinations pertaining to the application of this methodology have been set out in Annex IV and in Table No. 1.

5.1.3. On the basis of the Available Information set out in detail in Annex IV, these determinations have been carried out based on the information contained in the Company's audited financial statements for the fiscal year ended as of June 30, 2016.

5.1.4. As it arises out of Table No. 1, a low weighting has been allocated to the application of this methodology, bearing in mind that it is widely known, in the academic and financial environment, that there are material discrepancies between the equity values arising out of the application of accounting standards and such values as may be determined on the basis of the ability to generate future economic benefits, which is broadly proved empirically because of the dispersion between the equity value and the market capitalization in companies listed both in Argentina and in other countries.

5.1.5. The application of this methodology must not be paired to the Asset-based Approach, as generally set forth in the approaches contained in the international valuation standards (identified as cost approach or asset approach by IVSC or ASA) on the grounds that they require the assessment of the market value of the main assets by means of specialists, as well as the consideration of multiple adjustments and adaptations which may exceed the Available Information and the methodologies required by the Applicable Law.

5.2. Discounted Cash Flows.

5.2.1. The determination of any company's stock value by means of the application of methodologies based on Discounted Cash Flows constitutes a key part of the value approaches within the framework of the Future Benefits Approach (identified in the international standards as Income Approach). This approach is applied in the field of equity interests and company valuation in order to obtain value indications through the use of one or more methods that make it possible to convert expected future economic benefits into a current value. Among the most relevant applicable methodologies related to the Discounted Cash Flows which generate value indications by assessing the current value of future cash flows by virtue of the application of a suitable discount rate based on the risk associated to the cash flow under analysis. There are multiple applicable methods and models. The most widely known and broadly used methods and models related to the cash flow to be generated for shareholders (generally identified as cash flow to equity) and those related to operating free cash flow to be generated for all the components comprises in the indebtedness and capital structure (generally identified as operating free cash flow to firm model).

5.2.2. On the basis of the Available Information and of the Discounted Cash Flow methodology provided for in the Applicable Law, the value assessment has been carried out by virtue of the OFCF to Firm Model, with the pertaining due consideration of (i) the Operating Free Cash Flow, based on projections made by Finanzas & Gestion, (ii) the discount rate determined as opportunity cost for all of the Company's financing and capital contributors, thus weighting their contribution in relation to the capital structure, usually referred to as weighted average cost of capital (WACC) (iii) the Net Financial Indebtedness, and (iv) the existence of Non-Operating Assets and/or other liabilities not directly comprised in the Operating Free Cash Flow or in the Net Financial Indebtedness.

5.2.3. Any determinations pertaining to the application of this methodology have been set out in Annex V and in Table No. 1.

5.2.4. As it arises out of Table No. 1, a medium/high weighting has been allocated, considering the Available Information and the significance of this methodology within the framework of the value approaches.

5.3. Indicators Applicable To Companies With Comparable Businesses

5.3.1. The determination of any company's stock value by means of the application of methodologies based on indicators applicable to companies with comparable businesses constitutes a relevant part of the value approaches within the framework of the Market-based Approach (identified in the international standards as Market Approach). This approach is applied in the field of companies and equity interest valuation in order to obtain value indications by means of the use of one or more methods comparing the company (or its shares) to information of prices pertaining to similar companies (or their shares) identified as Guideline Companies (referred to in international standards as Guideline Companies) on which there exist stock listing market prices or Guideline Transactions; that is to say, prices applicable to transactions consisting of material purchase and sale of companies and equity interests (customarily referred to Guideline Transactions).

5.3.2. On the basis of the Available Information and of the methodologies referred to in the Applicable Law, an analysis has been carried out of the indicators applicable to prospective Guideline Companies whose shares of stock are listed at domestic and foreign markets, with businesses having certain operating and business features which may be considered similar to those of the Company. In particular, the activities and indicators for companies rendering origin Natural Gas Transportation Public Services present in Latin America. The companies under analysis are those set out in Annex VI. It may be concluded from the analysis carried out that the tariff rates applicable to the Company and the activities, features, structures, and indicators of the Guideline Companies do not constitute relevant and suitable guidelines in furtherance of assessing the value of the Company's Capital Stock. In particular, it is worth mentioning the case of Transportadora de Gas del Norte S.A., a company with a structure which is relatively similar to that of Transportadora de Gas del Sur S.A., and which is in turn, also subject to the same market and regulatory conditions. Notwithstanding the foregoing, it may be determined from the analysis of the financial and economic indicators which arise out of the latest consolidated financial statements of Transportadora de Gas del Norte S.A., that they are not deemed relevant for the purpose of assessing the value of Transportadora de Gas del Sur S.A.'s Capital Stock.

5.3.3. On the basis of the Available Information and of the methodologies referred to in the Applicable Law, a survey has been carried out of the indicators applicable to Guideline Transactions; that is to say, those derived from the price informed in the context of material equity interests and/or purchase and sale transactions of companies in companies with certain operating and business features which may be considered similar to those of the Company. From the analysis carried out, we have not identified any Guideline Transactions which may provide for relevant and suitable guidelines in furtherance of assessing the value of the Company's Capital Stock.

5.3.4. The international valuation standards (as it is the case with the Market-based Approach provided for in the IVSC) specifically comprise, among the methodologies to be taken into account, such prices observed in the private purchase and sale of shares of stock of the company under analysis. Such methodology has not been expressly provided for in the Applicable Law. In accordance with the relevant facts reported by the Company on July 19, 2016, Pampa Energía S.A., entered into an agreement dated July 18, 2016 with Grupo Inversor Petroquímica S.L., WST S.A. and PCT LLC for the sale of all of the shares and interests of Pampa Energía S.A., indirectly, in Transportadora de Gas del Sur S.A., to the Offerors, for a base price, subject to adjustments, equal to USD 241 million (hereinafter, the "Transaction"). From a direct observation of the base price informed in relation to the indirect interest by and through CIESA, acquired in the Company and considering the relevant exchange rate (selling exchange rate as per Argentina's Banco Nacion bank as of July 18, 2016) an implicit price equal to ARS 18.20 shall be assessed per Company share of stock. As it has been stated above, this value indication obtained by the Independent Appraiser within the context of the Market-based Approach, and not comprised within the scope of the methodologies provided for the Independent Appraisal in the Applicable Laws, has not been taken into account by the Independent Appraiser in assessing the Fair Market Value.

5.4. Average of the Negotiation Values over the six-month period immediately preceding the Offer term.

5.4.1. The assessment of any company's stock value by applying the methodologies based on their own listing prices at authorized markets identified as Benchmark Prices forms an integral part, in general, of the methodologies considered within the framework of the Market-based Approach.

5.4.2. On the basis of the Available Information and the methodologies referred to in the Applicable Law, the value assessment has been carried out based on the average (it being understood that average shall be the arithmetic mean) of the trading values pertaining to the last six-month period prior to the date of announcement of the PTO. On the basis of the foregoing, and in furtherance of the application of this methodology, the 6-month term has been considered to extend to July 26, 2016.

5.4.3. The assessments pertaining to the application of this methodology based on Benchmark Prices in accordance with the Applicable Law and the indications stated in paragraph 5.4.2. above, have been set out in Annex VIl and in Table No. 1, thus resulting in a Benchmark Price equal to $18.39 per common, registered, book-entry share with a par value of $ 1.00 per share and carrying one voting right each.

5.4.4. In the event that the relevant term is deemed to be that pertaining to the trading values pertaining to the last six-month period prior to July 19, 2016, date on which the market has become acquainted with the Transaction (that is to say, by means of the relevant fact informed of the execution of the purchase and sale contract between the Offeror and Pampa Energía S.A.), on the basis of the Available Information and the methodologies described above, the value assessment has been made based on the average (it being understood as the arithmetic mean) for the 6-month term extending up to July 18, 2016.

5.4.5. The assessments pertaining to the application of this methodology based on Benchmark Prices in accordance with the Applicable Law and the indications stated in paragraph 5.4.4. above, have been set out in Annex VIII, thus resulting in a Benchmark Price equal to $18.15 per common, registered, book-entry share with a par value of $1.00 per share and carrying one voting right each.

5.4.6. In spite of the fact that the listing price at any market is a direct reference to the Intrinsic Value of the shares, this methodology is materially relevant in highly active markets, it being understood that highly active markets are those in which transactions are materialized with sufficient frequency and volume, with non-existence of relevant distortions, so that prices may be assessed consistently, on a going concern basis. As it arises out of Table No. 1, this methodology has been allocated a medium/low weighting.

6.	VALUE OPINION.

6.1. For the purposes of this opinion, Fair Market Value shall be, within the context of company valuation, the price, stated in cash or cash equivalents, at which any assets would be transferred from a hypothetic seller to a hypothetic purchaser, both being willing and able to perform the transaction, acting independently, under no obligation to carry out the transaction, in an open market subject to no restrictions whatsoever, and being reasonably aware of all the relevant facts of the transaction.

6.2. On the basis of the scope required by the Offeror, the methodologies set forth in the Applicable Law, the procedures conducted and the Available Information, we consider that the Fair Market Value is stated within a range from ARS 17,15 to ARS 18,47 as set forth in detail in the following table:

Table No. 1

Fair Market Value Assessments

made on the Basis of the Required Scope and of the Applicable Law

		Price in ARS
	Weighting (%):	Low	Medium	High
Discounted Cash Flows	65%	17.72	18.68	19.74
Share Reference Prices	30%	18.39	18.39	18.39
Equity Value of the Share of Stock	5%	2.41	2.41	2.41
Weighted Average	100%	17.15	17.78	18.47

On the basis of the foregoing, a range from ARS 17.15 to ARS 18.47 per common, registered, book-entry share with a value equal to ARS 1,00 per share carrying one voting right each, and therefore we consider that the price set by Grupo Inversor Petroquímica S.L., WST S.A. and PCT LLC in the announcement of the Public Tender Offer of Transportadora de Gas del Sur S.A.'s shares of stock equal to ARS 18.20 is fair and reasonable from the strictly economic and financial standpoint.

If the average of the trading values over the six-month period immediately preceding the execution of the indirect acquisition agreement by the Offeror was considered, in accordance with the provisions set forth in paragraph 5.4.5. above, the Fair Market Value would be equal to ARS 17,08 and ARS 18,40 per common, registered, book- entry share with a value of ARS 1.00 per share and carrying one voting right each, and therefore, the price set by the Offeror in the announcement of the Public Tender Offer of Transportadora de Gas del Sur S.A.'s shares of stock equal to ARS 18.20 would be fair and reasonable from a strictly economic and financial standpoint.

7.	USE OF THE REPORT.

7.1. This report has been made in the context, and for the purpose of, with the scope, on the assumptions and assessments described in, the paragraphs above, for the exclusive use of the Offeror and it is not meant to be used by any other person, institution, investor and/or beneficiary. Full disclosure thereof is hereby expressly authorized, within the framework of the Applicable Law.

7.2. Any market investor considering whether to accept or reject a Public Tender Offer of Company's shares made by the Offeror shall conduct its own independent appraisal. Therefore, no current or future investor, institution and/or beneficiary may use this report to its own direct or indirect advantage.

7.3. The Appraiser has not undertaken any obligation whatsoever toward the Offeror of conducting any updates or supplementary reports.

This Report shall consist of a document containing 47 pages, including 38 pages of Annexes, which form an integral part of the Report.

There being no further issues to discuss, we send you our kind regards.

[Signature.]

Finanzas & Gestion S.A.

- Patricio G. Rotman –

President

Value Opinion Report dated August 16, 2016

ANNEX I

DEFINITIONS

10

Value Opinion Report dated August 16, 2016

ANNEX I

DEFINITIONS

Non-Operating Assets	Assets owned by the Company which are not directly comprised in the estimations of the assessment of the Operating Free Cash Flow.
Beta	Measure or coefficient representing any share's systematic risk, within the framework of the Capital Asset Pricing Model ("CAPM"), that is to say, it represents an indicator of a share's price trend to be correlated to the fluctuations in a specific stock ratio.
Net Financial Indebtedness	It comprises all of the (current and non-current) financial liabilities and other structural liabilities not related to a company's operating activity, net of liquid balances (cash balances and transitory and financial investments) in excess of such balances as may be necessary for ordinary business operation.
EBIT	Earnings before interest and taxes. Expression not considered a broad-use accounting measure in capital markets and business finance, assessed as the ordinary operating income of a company before interest and income tax; that is to say, it represents any company's income generation capacity irrespective of the financing structure and of its tax position in relation to the income tax and other related taxes. It usually excludes from assessment thereof any income (loss) for non-recurrent or discontinued activities.
EBITDA	Earnings before interest, taxes, depreciation and amortization. Expression broadly used in business finance and capital markets, not considered an accounting measure within the framework of the accounting principles, which represents an approach to the operating free cash flow to firm model by means of the assessment of the ordinary operating income of a company before interest, income tax, amortizations of property, plant and equipment and goodwill, that is to say, it appears as a reference of any company's income generation capacity, irrespective of the financing structure, the structure of permanent assets, and its tax position in relation to the income tax and associated taxes. It usually excludes from assessment thereof any income (loss) for non-recurrent or discontinued activities. It is understood that the non-consideration of the financial and tax effects, as well as the non-consideration of the effects derived from the structure of property, plant and equipment create a suitable basis for comparing performance among companies within one and the same economic sector. The EBITDA generated by companies whose equity and debt securities in stock markets is usually assessed by international financial analysts given that it is considered a relevant metric in the relative valuation of shares and in the international corporate credit activity.
Adjusted EBITDA	Is that assessed as a result of the application of adjustments on the EBITDA of the Company, on the basis of the identification of income, costs, and expenses which may be considered of extraordinary nature, non-recurrent and/or non-operating.
Guideline Company	Sample of comparable businesses with public listing securities at Latin American and/or international stock markets.
Asset Approach or Asset-based Approach	Work approach applied in the field of company valuation in order to obtain value indications of a company through the use of one or more methods based on the asset value, net of the liabilities value.

Value Opinion Report dated August 16, 2016

Market Approach or Market-based Approach	Work approach applied in the field of company valuation in order to obtain value indications of a company through the use of one or more methods comparing the company (or its shares) with similar companies (or their shares) that may have been sold.
Future Earnings Approach or Future Earnings-based Approach	Work approach applied in the field of company valuation in order to obtain value indications of a company through the use of one or more methods that make it possible to convert expected future economic benefits into a present value.
Value Standard	Identification of a value assessment applicable to the work to be done, for example, fair market value, investment value, intrinsic value, etc.
Independent Appraiser	Firm specialized in the appraisal of companies and shareholdings referred to as independent pursuant to the provisions set forth by Law No. 26,831 on Capital Markets and General Resolution No. 622/2013 of the CNV, as supplemented.
Discounted Cash Flows	Financial methodology within the Future Earnings-based Approach through which the present value of the future cash flows is assessed by using an adequate discount rate.
Operating Free Cash Flow (OFCF)	It generally represents a company's cash generation, without taking into consideration discontinued activities or extraordinary income (loss), through its income (loss) after income tax, before amortization of property plant and equipment and goodwill, and after investments in property plant and equipment and working capital. Within the framework of the OFCF to Firm Model, the OFCF also represents the cash flows available to all the providers of capital (generally speaking, shareholders and financial creditors), therefore, this approach disregards expenditures owing to interest and debt repayments.
INDEC	Spanish acronym for Argentine Statistics and Census Institute.
Merval Index	Index representing the share price evolution of companies traded in the Buenos Aires Stock Exchange, represented as the market value of a share portfolio, selected on the basis of the market share, amount of transactions and trading value with base value on June 30, 1986, computed in real time during the trading day and the list of trading companies that are a part thereof. Their weightings are updated quarterly, as per their share in the traded volume and in the amount of transactions in the market for the last six months.
IVSC/ASA	IVSC stands for International Valuation Standard Council, private, non-profit independent international organization, whose main goal is ensuring the establishment and maintenance of valuation standards transparently and independently, seeking harmonization and homogenization in the practices performed in different regions and contributing to the development of the profession at a worldwide level. ASA stands for American Society of Appraisers, international entity sitting in the USA, founded in 1936, with renowned track record in valuation in general. It is one of the main benchmark entities in the accreditation of professionals within the specialty of company valuation in the United States of America. It has set forth a series of widely spread ethical and technical standards among company valuation professionals, which in 2007 gave rise, among others, to the International Valuation Standards issued by the ISVC.
Firm Value (FV)	Term encompassing the total value of the sum of all the components of a company's capitalization structure (generally, common shareholders, preferred shareholders and financial creditors who are paid an interest rate), determined within the framework of the OFCF to Firm Model, or through other work approaches. Originally called Firm Value (FV), Enterprise Value (EV) or Company Value, terms still applied by all the international investment banks and financial specialists acting in capital markets. Today, some valuation standards and certain literature specialized in the valuation of companies not publicly traded are making reference to the Capital Structure Total Value or Market Value of Invested Capital (MVIC).

Value Opinion Report dated August 16, 2016

Intrinsic Value	Value standard usually used within the framework of stock exchange investment analysis that represents a company or share value that an investor considers, on the basis of an evaluation of available facts, to be the "true" or "real" value that will become the market value when other investors arrive at the same conclusion.
Fair Market Value, Reasonable Market Value or Market Value	Value standard widely used in the valuation of goods and assets in general, defined within the framework of international organizations related to the valuation of companies as the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm's length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts; this is the definition adopted by the American Institute of Certified Public Accountants, American Society of Appraisers, Canadian Institute of Chartered Business valuators (with specific definitions applicable to Canada), National Association of Certified Valuation Analysts and The Institute of Business Appraisers. In general terms, this definition is conceptually similar to the Market Value standard applicable to the valuation of companies established by the International Valuation Standards Committee in its 2007 revision. In accordance with the standards established by international institutions, the Argentine Appraisal Board defines the act of valuating as "determining the economic value of a certain good or set of goods, at a precise date, for a set purpose"; and it defines market value as "the net value a seller may reasonably expect for the sale of property on the valuation date, its technical features having been technically verified, and assuming an adequate sale, that there is at least a potential purchaser and a seller duly informed, and that both purchaser and seller act freely in pursuance of an economic interest and without any particular conditioning in the transaction. The market value of property is always determined by the intersection of its offer and demand curves. The demand curve is given by its substitution cost for potential purchasers". As regards obtaining such value, it is generally mentioned that "comparing its physical and technical features with those of similar property of known value, and then weighting the incidence that the differences detected might have in its market value and on the basis of the net income it would be capable of generating and of the rate of return obtained in said market with similar property".
Book Value	Term generally used to represent a company's net worth as assessed in its financial statements.
Current Value	The value, at a certain date, of the future economic benefits, assessed at a current value through a discount financial procedure, using an adequate interest rate or discount rate.
Net Current Value	The value, at a certain date, of the positive and negative future cash flows (including the investment cost) assessed using an adequate discount rate.
Terminal Value	Also called Residual Value. It is the value as of the end of the explicit or discrete projection period in a discounted future earnings model.
Valuation	Within the corporate and financial context, the act or process of determining the value of a business, business ownership interest, security, or intangible asset.
WACC	This acronym stands for Weighted Average Cost of Capital, which represents a company's cost of capital determined by the weighted average of each of the costs of all financing sources in relation to their relative importance in the business enterprise's total capital structure.

Value Opinion Report dated August 16, 2016

ANNEX II

LIMITATIONS ON THE INFORMATION USED AS A BASIS FOR OUR WORK

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Value Opinion Report dated August 16, 2016

ANNEX II

LIMITATIONS ON THE INFORMATION USED AS A BASIS FOR OUR WORK

1. Finanzas & Gestion has not performed any audit, due diligence process or review or collection of the historical or projected financial information included in this Report.

2. Likewise, neither did we express an opinion nor offer any certainty as to such information. This Report constitutes no investment or legal counseling. This Report is not intended to be used in the avoidance of penalties as may be applicable pursuant to national, provincial or municipal tax laws and may not be used for such purpose.

3. We do not investigate the company's deed of ownership or of its assets that are the subject matter hereof. Based on the Offeror's statements we assume, regarding the Company's business organizations and assets, that (i) title to the assets and business organizations is valid and negotiable, (ii) the business organizations and assets are free from seizures and encumbrances, except for the ones expressed in the financial statements, (iii) they comply with all the federal, state and local laws and regulations (including, but not limited to, those related to the use of property, the environment, zoning and other similar requirements) and (iv) all the licenses, occupancy certificates, authorizations and permits, whether legislative or administrative, passed by federal, state or local authorities or governmental agencies, entities or private organizations as required for the use of the property related in any manner to this report or to the underlying services have been obtained or may be obtained or renewed. We assume no responsibility whatsoever for the legal description of the properties.

4. We may have excerpted certain financial and historical information used in our valuation from audited financial statements that are the responsibility of the Company's Management. The financial statements may include clarifying notes required by the generally accepted accounting principles. We have not made an independent verification of the accuracy and integrity of the data extracted and we express no opinion and offer no certainty as to such data and as to the underlying financial statements.

5. The estimates of cash flows are to be used exclusively in analyzing the share value in this Report and are not intended to be used as a forecast or as projections of future transactions. We neither perform an evaluation or compilation nor a work with agreed procedures in relation to the data of the underlying assumptions. In addition, there will be differences in general between the estimated and the actual results, since often the facts and circumstances do not occur according to the expectations and these difference may be significant. We are not bound to present additional works or services, or to offer testimony or appear in court in relation to the company, the assets we analyze or this Report.

Value Opinion Report dated August 16, 2016

ANNEX II

LIMITATIONS ON THE INFORMATION USED AS A BASIS FOR OUR WORK (CONT.)

6. We assume no responsibility whatsoever for the opinions as to the presentation of financial and fiscal information, which is the responsibility of the Company's Management.

7. In those cases in which the information used comes from other type of sources, and on which our analysis or part of it is based, we assume that said information is reliable.

8. Subject to the considerations and limitations established below, we have no knowledge of reasons why we should assume that the facts and data contained herein are incorrect.

9. Our analysis assumes that as of the date hereof, the Company will continue operating as it did until now; that is, a normal business continuity scenario is assumed.

10. Our estimates assume that the Company's Board of Directors and Management are competent for the administration and that they fully comply with all the domestic and foreign laws and regulations.

11. We have not considered possible lawsuits and contingent claims in estimating the firm value of the Company, except for the ones recorded in the Company's financial statements. For the purpose of our tasks we assume, unless otherwise stated, that the Company complies with all the necessary legal requirements to normally continue with its operations.

12. Our work constitutes an independent opinion and is not to be considered a recommendation to shareholders of the Company regarding any decision any person, investor, institution or beneficiary might adopt as to the PTO and of taking part therein.

13. Our Report shall be effective as of the date set forth in the heading hereof. Any changes in the market conditions may result in variations substantially different from the ones stated on the date of our work. We assume no responsibility for the changes in any market conditions as may occur after the date of our work and we are under no obligation to perform any update hereof.

Value Opinion Report dated August 16, 2016

ANNEX III

AVAILABLE INFORMATION

17

Value Opinion Report dated August 16, 2016

ANNEX III

AVAILABLE INFORMATION

1. Limited review Financial Statements of the Company and its subsidiaries for the fiscal quarter ended June 30, 2016;

2. Limited review Financial Statements of the Company and its subsidiaries for the fiscal quarter ended March 31, 2016;

3. Audited Annual Report and Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2015;

4. Audited Annual Report and Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2014;

5. Audited Annual Report and Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2013;

6. Audited Annual Report and Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2012;

7. Audited Annual Report and Financial Statements of the Company and its subsidiaries for the fiscal year ended December 31, 2011;

8. Relevant facts presented by the Company for the period ranging from January 1, 2016 to July 27, 2016.

9. Applicable ENARGAS resolutions, including tariff updates set forth in Resolution No. 31/2016 and in Resolution No. 3347/2015;

10. Market analysts reports regarding international gas transportation companies;

11. Market analysts reports who usually analyze the Company's return in the capital market;

12. General regulatory information affecting the Company;

13. Reports, news and related information on the current and projected economic conditions in Argentina and industry conditions in particular;

14. Stock exchange information regarding the Company's quotation.

Value Opinion Report dated August 16, 2016

ANNEX IV

SHARE EQUITY VALUE

19

Value Opinion Report dated August 16, 2016

ANNEX IV

SHARE EQUITY VALUE - ASSESSMENT

In thousand Pesos, except for the share value and the quantity of shares

Capital stock	1,345,300
Legal reserve	247,503
Reserve for future investments and other financial needs	-
Reserve for future dividends	-
Reserve for future investments	2,891
Income (Loss)	317,434
Net worth [1]	1,913,128
Common, registered and book-entry shares of par value ARS 1,00	794,495,283
Share equity value	2.41

Notes:

1 Based on the Financial Statements of Transportadora de Gas del Sur S.A. for the fiscal year ended June 30, 2016. The Net Worth value is exclusive of the Non-Controlling Shareholding.

Value Opinion Report dated August 16, 2016

ANNEX V

DISCOUNTED CASH FLOWS

Value Opinion Report dated August 16, 2016

ANNEX V

SUMMARY OF THE MAIN ASSUMPTIONS

Variables Macro

■ A 1.1% drop in the GDP was projected for 2016. Subsequently, a growth of 4.0% in 2017, 3.0% in 2018 and 2019, and 4.0% in 2020, remaining stable for the rest of the forecasting horizon.

■ An assessment of the actual exchange rate of 5.0% was considered for 2021, and then a stable growth of the nominal exchange rate and of inflation in levels around 4.0%.

Volumes

■ It was considered that the Company shall maintain the operation stable and in accordance with the observed volumes in the years and quarters immediately preceding the valuation:

- Gas Transportation: contracted firm capacity of 77,250 thousands of m3/day with a daily average of deliveries of 72,749 thousands of m3/day.

- Production and Sales of Liquids: annual production for 2016 estimated in 278,000 tons of Ethane, 594,000 tons of Propane and Butane and 97,030 tons of Gasoline. As per the Company's current business operation, sales in the domestic as well as in the international market have been taken into account.

Value Opinion Report dated August 16, 2016

ANNEX V

SUMMARY OF THE MAIN ASSUMPTIONS (CONT.)

Prices

■ Within the scope of Resolution No. 31/2016 passed by the Ministry of Energy and Mining, Resolution 3724 passed by the ENARGAS on March 31, 2016 was considered, through which the new tariffs applicable to the Natural Gas Transportation public utility are approved, which represent an increase of 200.1%, applicable as from April 1, 2016.

■ We have not considered in the Company's economic and financial projections any of the effects - as informed by the Company as a relevant fact on August 5, 2016 - of judgment passed on July 14, 206 by the Federal Court of Appeals in and for La Plata, which suspended the application of Resolutions No. 28/2016 and No. 31/2016 of the Ministry of Energy and Mining whereby the tariff situation was reverted back to the one existing before said resolutions were passed, and thus the extraordinary appeal filed by the Ministry against the judgment was admitted without staying execution of the judgment entered. Consequently, such judgment shall be effective in spite of the fact that it is not final and conclusive.

■ No increases in tariffs have been considered for the remaining quarters of fiscal year 2016 and it has been assumed that, from the first quarter of 2017, the transportation tariff shall gradually and over the year transfer the inflation of the immediately preceding fiscal year.

■ In the business of Production and Sale of Liquids, the projection of the Ethane prices for the local market is estimated throughout the projection in an average of 475 USD/Ton and the projection of the Propane and Butane prices for the local market is estimated, throughout the projection, in an average of 267 USD/Ton. For the foreign market, the projection of the Gasoline prices is estimated throughout the projection in an average of 406 USD/Ton and the projection of the Propane and Butane prices for such market is estimated, throughout the projection, in an average of 282 USD/Ton.

Costs and Expenses

■ The cost of Natural Gas has been estimated in 4.0 USD/Mmbtu for years 2016 and 2017 to converge up to levels of 3.6 USD/Mmbtu.

■ Repairs of Property, Plant and Equipment have been estimated considering a growth in line with the projected inflation.

■ Remunerations and Social Contributions have been estimated considering a growth in line with the projected inflation.

Value Opinion Report dated August 16, 2016

ANNEX V

SUMMARY OF THE MAIN ASSUMPTIONS (CONT.)

Operating Margins

■ Subject to the stable production levels considered in the projection and mainly the tariff recovery in the activity of Natural Gas Transportation, the gross margin projected for year 2016 reaches 45.4%, from an actual 34.7% in 2015. The gross margin is stabilized throughout the projection in 53.4%.

■ On the basis of the structure costs, which are projected to be relatively stable with the projected inflation, the Adjusted EBITDA margin projected for year 2016 is 37.8%, compared to an actual 22.5% in 2015. The Adjusted EBITDA margin is stabilized throughout the projection in 47.0%.

Working Capital

■ Each working capital concept was estimated as days of sales or total costs, as the case may be.

■ * It was considered to determine an average net operating working capital throughout the projection of 9 days on sales.

Investments

■ Investments aimed exclusively at ensuring the reliability and safety of the service and the maintenance and operation of the transportation system have been considered in levels similar to the ones made in the last years.

■ The execution of the 2016 Investments Plan of the Natural Gas Transportation business has been considered.

■ For ARS 794.3 millions as provided for by the mentioned Resolution 3724 passed by the ENARGAS on March 31, 2016.

■ Investments aimed at significantly increase the transportation and production capacity have not been considered.

Other concepts

■ In accordance with the regulatory framework in force, the extension of the license until 2037 was considered to define the forecasting horizon.

■ In view of the foregoing, the Terminal Value related to the Gas Transportation services matches the residual value estimate of its operating assets. For the rest of the activities, a perpetual growth of 1% has been taken into consideration.

Value Opinion Report dated August 16, 2016

ANNEX V

FREE OPERATING CASH FLOWS

As of December 31 of each year
(thousands of USD)	2H 2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Production
Natural Gas Transportation (MMVdfa)
Contracted firm capacity	77,250	77,250	77,250	77,250	77,250	77,250	77.250	77,250	77,250	77,250	77,250	77,250
Daily average of deliveries	72,749	72,749	72,749	72,749	72,749	72,749	72,749	72,749	72,749	72,749	72,749	72,749
Production and Sale of Liquids (Tn)
Ethane	143,628	278,000	278,000	278,000	278,000	278,000	278,000	278,000	278,000	278,000	278,000	278,000
Propane and Butane	322,699	594,000	594,000	594,000	594,000	594,000	594.000	594,000	594,000	594,000	594,000	594,000
Gasoline	47,821	97,030	97,030	97,030	97,030	97,030	97,030	97,030	97,030	97,030	97,030	97,030

Relevant Financial Data

Net Sales	272,013	557,377	582,235	602,574	621,394	634,679	642,107	645,492	648,912	652,366	655,854	655,854
Operating Costs and Structure Expenses	(155,402)	(329,431)	(314,635)	(321,893)	(328,925)	(333,521)	(336,351)	(336,606)	(336,757)	(337,018)	(337,387)	(337,024)
Adjusted EBITDA	116.611	227,946	267,600	280,681	292,469	301,158	305,756	308,986	312,155	315,347	318,466	318,830
Income Tax	(37,517)	(73,770)	(87,678)	(91,865)	(95,471)	(98,115)	(99,422)	(100,341)	(101,260)	(102,205)	(103,143)	(103,132)
Operating Working Capital Variation	2,812	(5,219)	(3,008)	(1,548)	(911)	(1,100)	(1,014)	(1,057)	(996)	(1,134)	(1,076)	(949)
Investments	(46,368)	(45,000)	(45.000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Free Operating Cash Flows	35,538	103,957	131,914	142,267	151,086	156,943	160,320	162,586	164,899	167,008	169,248	169,749

ANNEX V

WACC ESTIMATION

Risk Free Rate[1]	1.5%
Country Risk Premium[2]	5.1%
Equity Premium[3]	7.0%
Non levered Beta[4]	1.0
Debt Ratio / NW	32.3%
Levered Beta	1.2
Capital Expenditure	14.8%

Risk Free Rate[1]	1.5%
Country Risk Premium[2]	5.1%
Credit Spread[5]	3.6%
Effective Tax Rate	35.0%
Indebtedness Cost (Before Tax)	10.2%
Indebtedness Cost (After Tax)	6.6%

Indebtedness / (NW + Indebtedness) - Target Structure	24.4%
WACC	12.8%

Notes:

[1]	US Treasury Bond expiring 2026 (10 years), as of July 27, 2016. Source: U.S. Department of the Treasury.
[2]	Argentina's EMBI+ last 30 days average, as of July 27, 2016. Source: Ministry of Economy and Public Finance.
[3]	Implicit Equity Premium. Spread history average (1928-2016) between the S&P500 Index return and the U.S. treasury bonds, April 2016. Source: Damodaran - NYU.
[4]	Global Non-Levered Beta for the Oil and Gas Distribution sector, January 2016. Source: Damodaran - NYU.
[5]	Credit spread estimated for Transportadora de Gas del Sur S.A. assessed on the basis of the sovereign and corporate performance (TGS) of similar duration.

Value Opinion Report dated August 16, 2016

ANNEX V

VALUE ASSESSMENT

In millions of USD, except for the share price

Company Value	1,164.2

Cash flows[1]	1,066.6
Terminal Value	97.6

(-) Financial Indebtedness[2]	284.1
(+) Cash and Banks[3]	74.6
(+) Non-Operating Assets[4]	21.6
Share Capital Value	976.3

Quantity of Shares (in millions)	794.5
Share Value (in USD)	1.23
Share Value (in ARS)	18.68

Sensitivity Analysis

Share Value in ARS

		Perpetual Growth
		0.5%	1.0%	1.5%
	12.3%	19.58	19.66	19.74
WACC	12.8%	18.62	18.68	18.75
	13.3%	17.72	17.77	17.83

Notes:

[1]	Adjusted as of July 27, 2016
[2]	Financial indebtedness based on the Financial Statements of Transportadora de Gas del Sur S.A. for the fiscal year ended June 30, 2016: (i) Negotiable Instruments: Program 2007 (market value), (ii) Negotiable Instruments: Program 2014 (market value), (iii) Other Financial Indebtedness (book value), (iv) Deferred tax liabilities (book value) and (v)
[3]	Cash and Banks based on the Financial Statements of Transportadora de Gas del Sur S.A. for the fiscal year ended June 30, 2016: (i) The Non-Operating Cash and cash equivalents surplus (book value, Operating Cash was considered for 5 days of Invoicing) and (ii) Public Securities (book value).
[4]	Non-Operating Assets based on the Financial Statements of Transportadora de Gas del Sur S.A. for the fiscal year ended June 30, 2016: (i) shares in Transporte y Servicios de Gas en Uruguay S.A and Emprendimientos de Gas del Sur S.A. (book value), (ii) Private Indebtedness securities (book value), (iii) Other Tax Credits (book value) and (iv) Subsidies receivables (book value).

Value Opinion Report dated August 16, 2016

ANNEX VI

INDICATORS APPLICABLE TO COMPANIES WITH COMPARABLE BUSINESSES

Value Opinion Report dated August 16, 2016

ANNEX VI

INDICATORS APPLICABLE TO COMPANIES WITH COMPARABLE BUSINESSES

GUIDELINE COMPANIES

Company	Country	Comments
Camuzzi Gas Pampeana S.A.	Argentina	Low business comparability

Distribuidora de Gas Cuyana S.A.	Argentina	Low business comparability / Negative EBITDA

Metrogas S.A.	Argentina	Low business comparability / Negative EBITDA

Transportadora de Gas del Norte S.A.	Argentina	Negative EBITDA

Companhia Distribuidora de Gas do Rio de Janeiro - CEG	Brazil	Standardized tariff scheme

Gaseo S.A.	Chile	Standardized tariff scheme

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE E NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 1/27/2016 to 7/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%) ■
1/27/2016	16.0	16.20	15.80	16.00	30,543
1/28/2016	16.20	16.20	15.80	16.00	17,732	0.00
1/29/2016	16.30	17.00	16.20	17.00	47,815	6.25
2/1/2016	17.45	17.50	16.40	16.80	35,343	-1.18
2/2/2016	17.00	17.10	16.50	16.70	32,609	-0.60
2/3/2016	17.00	17.00	16.25	16.25	20,194	-2.70
2/4/2016	16.00	17.20	16.00	17.05	66,127	4.92
2/5/2016	17.55	17.70	17.30	17.70	84,347	3.81
2/10/2016	17.70	18.00	17.30	17.45	30,303	-1.41
2/11/2016	17.50	17.50	17.05	17.25	21,240	-1.15
2/12/2016	17.55	18.00	17.25	17.35	29,862	0.58
2/15/2016	17.70	18.00	17.10	17.10	14,218	-1.44
2/16/2016	16.50	18.00	16.50	17.00	56,352	-0.59
2/17/2016	17.95	18.50	17.90	18.50	44,923	8.82
2/18/2016	18.60	18.90	18.30	18.50	89,454	0.00
2/19/2016	18.50	18.50	17.70	18.15	21,222	-1.89
2/22/2016	18.15	19.30	18.05	19.30	26,177	6.34
2/23/2016	19.30	19.50	18.95	19.20	43,736	-0.52
2/24/2016	19.30	19.60	18.90	19.60	9,275	2.08
2/25/2016	19.60	21.00	19.50	20.50	36,888	4.59
2/26/2016	20.80	21.60	20.80	21.20	57,453	3.42
2/29/2016	20.00	21.60	20.00	21.00	55,740	-0.94
3/1/2016	21.50	21.50	20.50	21.00	32,234	0.00
3/2/2016	21.50	21.50	20.50	20.50	31,270	-2.38

Source: Buenos Aires Stock Exchange.

SUMMARY OF DESCRIPTIVE STATISTICS

Mean	18.39
Median	18.28
Mode	18.00
Standard deviation	1.17
Variance of the sample	1.38
Minimum	16.00
Maximum	21.40

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2 BCBA Range of Dates: 01/27/2016 to 07/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
3/3/2016	20.50	20.50	19.10	19.40	34,427	-5.37
3/4/2016	19.30	19.60	19.20	19.20	63,829	-1.03
3/7/2016	19.20	19.20	18.30	18.40	11,807	-4.17
3/8/2016	18.50	18.60	18.10	18.60	38,913	1.09
3/9/2016	18.60	18.90	18.60	18.60	10,591	0.00
3/10/2016	18.60	18.60	17.50	18.25	9,895	-1.88
3/11/2016	18.25	18.35	18.20	18.25	9,506	0.00
3/14/2016	17.80	17.80	17.50	17.60	11,371	-3.56
3/15/2016	17.30	17.60	16.50	16.55	11,175	-5.97
3/16/2016	16.55	18.00	16.55	17.50	40,037	5.74
3/17/2016	17.50	18.10	17.50	18.00	11,678	2.86
3/18/2016	18.25	18.45	17.75	18.05	4,382	0.28
3/21/2016	18.10	18.10	17.20	17.35	41,807	-3.88
3/22/2016	17.35	17.35	17.00	17.25	55,118	-0.58
3/23/2016	18.95	18.95	17.00	17.10	17,128	-0.88
3/28/2016	17.00	17.20	16.50	16.60	33,153	-3.01
3/29/2016	16.70	17.25	16.55	17.20	53,540	3.49
3/30/2016	17.20	18.00	17.00	17.20	25,238	0.00
3/31/2016	17.90	18.00	17.30	17.30	7,034	0.58
4/1/2016	17.50	18.45	17.50	18.35	59,905	5.72
4/4/2016	18.35	19.25	18.35	18.95	45,476	3.17
4/5/2016	19.50	20.40	19.40	19.65	440,449	3.56
4/6/2016	19.30	19.70	18.85	18.90	60,390	-3.97

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 1/27/2016 to 7/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
07/04/2016	19.85	19.85	18.50	18.75	78,360	-0.80
08/04/2016	18.70	19.30	18.20	19.00	22,326	1.32
11/04/2016	19.50	19.50	18.60	19.00	47,210	0.00
12/04/2016	18.40	19.10	18.40	19.10	43,574	0.52
13/04/2016	19.00	19.30	18.80	18.90	51,440	-1.06
14/04/2016	19.00	19.00	18.40	18.85	19,570	-0.27
15/04/2016	18.85	18.85	18.35	18.50	43,956	-1.89
18/04/2016	18.25	18.70	18.15	18.50	45,293	0.00
19/04/2016	18.50	19.40	18.50	19.40	86,167	4.64
20/04/2016	19.40	20.00	19.40	19.50	89,501	0.51
21/04/2016	19.40	19.65	19.35	19.60	37,813	0.51
22/04/2016	19.65	19.70	18.90	18.90	38,373	-3.70
25/04/2016	19.00	19.00	18.30	18.80	30,539	-0.53
26/04/2016	18.55	18.90	18.50	18.85	18,607	0.27
27/04/2016	18.85	19.00	18.50	18.80	24,404	-0.27
28/04/2016	18.90	18.90	18.00	18.00	9,190	-4.44
29/04/2016	18.00	19.00	17.80	18.00	138,342	0.00
02/05/2016	18.00	18.30	17.60	17.70	28,584	-1.70
05/03/2016	17.50	18.00	17.50	18.00	20,474	1.67
04/05/2016	17.75	18.50	17.70	18.50	14,723	2.70
05/05/2016	18.50	18.50	17.85	18.10	40,650	-2.21

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 1/27/2016 to 7/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
5/6/2016	18.10	18.35	17.90	18.00	3,200	-0.56
5/9/2016	18.00	18.30	18.00	18.30	12,243	1.64
5/10/2016	18.40	18.40	18.15	18.25	61,553	-0.27
5/11/2016	19.00	19.00	17.95	18.10	18,386	-0.83
5/12/2016	18.50	18.50	17.50	17.55	24,807	-3.13
5/13/2016	17.40	18.00	17.05	17.30	15,485	-1.45
5/16/2016	17.90	17.90	17.40	17.80	16,140	2.81
5/17/2016	17.80	17.95	17.20	17.25	30,664	-3.19
5/18/2016	17.25	17.25	17.00	17.10	29,880	-0.88
5/19/2016	16.50	17.00	16.50	16.85	7,379	-1.48
5/20/2016	17.00	17.00	17.00	17.00	13,799	0.88
5/23/2016	16.50	17.00	16.50	16.80	4,231	-1.19
5/24/2016	16.30	17.40	16.30	16.60	10,323	-1.21
5/26/2016	16.60	17.00	16.60	17.00	27,898	2.35
5/27/2016	16.80	17.40	16.80	17.40	37,058	2.30
5/30/2016	17.50	17.50	17.15	17.20	11,618	-1.16
5/31/2016	17.45	18.00	17.45	18.00	18,921	4.44
6/1/2016	18.20	18.20	17.50	17.80	9,104	-1.12
6/2/2016	18.20	18.20	17.70	17.70	20,929	-0.57
6/3/2016	17.70	17.70	17.50	17.60	15,665	-0.57
6/6/2016	17.40	17.60	17.40	17.50	20,283	-0.57

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 1/27/2016 to 7/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
6/7/2016	18.65	18.65	17.60	17.85	10,428	1.96
6/8/2016	17.80	18.20	17.60	17.60	41,003	-1.42
6/9/2016	17.70	18.00	17.70	17.85	68,878	1.40
6/10/2016	17.80	17.90	17.80	17.90	64,541	0.28
6/13/2016	17.80	17.80	17.50	17.60	63,854	-1.71
6/14/2016	17.60	17.90	17.60	17.90	5,264	1.68
6/15/2016	17.80	18.00	17.70	17.75	146,972	-0.85
6/16/2016	17.65	17.75	17.65	17.70	53,531	-0.28
6/21/2016	17.85	18.50	17.85	18.30	36,792	3.28
6/22/2016	18.30	18.90	18.30	18.80	50,595	2.66
6/23/2016	18.70	19.35	18.70	19.35	251,571	2.84
6/24/2016	18.20	19.10	18.00	18.90	58,230	-2.38
6/27/2016	18.55	18.80	18.50	18.70	174,505	-1.07
6/28/2016	18.70	19.25	18.70	19.25	71,245	2.86
6/29/2016	19.25	20.00	19.00	20.00	40,599	3.75
6/30/2016	19.70	20.00	19.50	19.90	238,357	-0.50
7/1/2016	19.90	21.00	19.90	20.70	72,245	3.87
7/4/2016	20.85	21.40	20.00	21.40	62,132	3.27
7/5/2016	20.50	20.75	20.00	20.70	132,117	-3.38
7/6/2016	20.30	20.40	20.00	20.40	86,318	-1.47
7/7/2016	20.40	20.45	19.50	19.50	36,421	-4.62
7/11/2016	19.50	19.75	19.00	19.70	62,146	1.02
7/12/2016	19.70	19.70	19.35	19.50	130,576	-1.03

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE ANNOUNCEMENT OF THE PUBLIC TENDER OFFER (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 1/27/2016 to 7/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
7/13/2016	19.50	19.50	18.50	19.00	87,114	-2.63
7/14/2016	20.00	20.00	19.15	19.15	33,117	0.78
7/15/2016	19.50	19.50	19.15	19.45	42,337	1.54
7/18/2016	19.50	20.00	19.45	19.45	146,743	0.00
7/19/2016	19.45	19.80	19.00	19.70	291,327	1.27
7/20/2016	20.00	20.30	19.40	19.90	146,261	1.01
7/21/2016	19.90	20.10	19.30	19.30	88,344	-3.11
7/22/2016	19.80	19.90	19.15	19.80	45,316	2.53
7/25/2016	19.20	19.50	18.60	19.30	79,791	-2.59
7/26/2016	20.06	20.00	19.30	19.80	283,035	2.53

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION

36

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 1/27/2016 to 7/26/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
1/19/2016	13.78	14.87	13.78	14.02	31,484	1.80
1/20/2016	14.10	14.30	13.80	14.00	22,395	-0.17
1/21/2016	14.40	14.45	14.40	14.45	6,300	3.21
1/22/2016	15.10	15.70	15.10	15.70	10,212	8.65
1/25/2016	15.80	16.40	15.40	15.40	10,980	-1.91
1/26/2016	16.00	16.00	15.80	15.80	1,450	2.60
1/27/2016	16.00	16.20	15.80	16.00	30,543	1.27
1/28/2016	16.20	16.20	15.80	16.00	17,732	0.00
1/29/2016	16.30	17.00	16.20	17.00	47,815	6.25
2/1/2016	17.45	17.50	16.40	16.80	35,343	-1.18
2/2/2016	17.00	17.10	16.50	16.70	32,609	-0.60
2/3/2016	17.00	17.00	16.25	16.25	20,194	-2.70
2/4/2016	16.00	17.20	16.00	17.05	66,127	4.92
2/5/2016	17.55	17.70	17.30	17.70	84,347	3.81
2/10/2016	17.70	18.00	17.30	17.45	30,303	-1.41
2/11/2016	17.50	17.50	17.05	17.25	21,240	-1.15
2/12/2016	17.55	18.00	17.25	17.35	29,862	0.58
2/15/2016	17.70	18.00	17.10	17.10	14,218	-1.44
2/16/2016	16.50	18.00	16.50	17.00	56,352	-0.59
2/17/2016	17.95	18.50	17.90	18.50	44,923	8.82
2/18/2016	18.60	18.90	18.30	18.50	89,454	0.00
2/19/2016	18.50	18.50	17.70	18.15	21,222	-1.89
2/22/2016	18.15	19.30	18.05	19.30	26,177	6.34
2/23/2016	19.30	19.50	18.95	19.20	43,736	-0.52

Source: Buenos Aires Stock Exchange.

SUMMARY OF DESCRIPTIVE STATISTICS
Mean	18.15
Median	18.08
Mode	18.00
Standard deviation	1.37
Variance of the sample	1.88
Minimum	14.00
Maximum	21.40

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 01/19/2016 to 07/18/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
2/24/2016	19.30	19.60	18.90	19.60	9,275	2.08
2/25/2016	19.60	21.00	19.50	20.50	36,888	4.59
2/26/2016	20.80	21.60	20.80	21.20	57,453	3.42
2/29/2016	20.00	21.60	20.00	21.00	55,740	-0.94
3/1/2016	21.50	21.50	20.50	21.00	32,234	0.00
3/2/2016	21.50	21.50	20.50	20.50	31,270	-2.38
3/3/2016	20.50	20.50	19.10	19.40	34,427	-5.37
3/4/2016	19.30	19.60	19.20	19.20	63,829	-1.03
3/7/2016	19.20	19.20	18.30	18.40	11,807	-4.17
3/8/2016	18.50	18.60	18.10	18.60	38,913	1.09
3/9/2016	18.60	18.90	18.60	18.60	10,591	0.00
3/10/2016	18.60	18.60	17.50	18.25	9,895	-1.88
3/11/2016	18.25	18.35	18.20	18.25	9,506	0.06
3/14/2016	17.80	17.80	17.50	17.60	11,371	-3.56
3/15/2016	17.30	17.60	16.50	16.55	11,175	-5.97
3/16/2016	16.55	18.00	16.55	17.50	40,037	5.74
3/17/2016	17.50	18.10	17.50	18.00	11,678	2.86
3/18/2016	18.25	18.45	17.75	18.05	4,382	0.28
3/21/2016	18.10	18.10	17.20	17.35	41,807	-3.88
3/22/2016	17.35	17.35	17.00	17.25	55,118	-0.58
3/23/2016	18.95	18.95	17.00	17.10	17,128	-0.88
3/28/2016	17.00	17.20	16.50	16.60	33,153	-3.01
3/29/2016	16.70	17.25	16.55	17.20	53,540	3.49

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 01/19/2016 to 07/18/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
3/30/2016	17.20	18.00	17.00	17.20	25,238	0.00
3/31/2016	17.90	18.00	17.30	17.30	7,034	0.58
4/1/2016	17.50	18.45	17.50	18.35	59,905	5.72
4/4/2016	18.35	19.25	-18.35	18.95	45,476	3.17
4/5/2016	19.50	20.40	19.40	19.65	440,449	3.56
4/6/2016	19.30	19.70	18.85	18.90	60,390	-3.97
4/7/2016	19.85	19.85	18.50	18.75	78,360	-0.80
4/8/2016	18.70	19.30	18.20	19.00	22,326	1.32
4/11/2016	19.50	19.50	18.60	19.00	47,210	0.00
4/12/2016	18.40	19.10	18.40	19.10	43,574	0.52
4/13/2016	19.00	19.30	18.80	18.90	51,440	-1.06
4/14/2016	19.00	19.00	18.40	18.85	19,570	-0.27
4/15/2016	18.85	18.85	18.35	18.50	43,956	-1.89
4/18/2016	18.25	18.70	18.15	18.50	45,293	0.00
4/19/2016	18.50	19.40	18.50	19.40	86,167	4.64
4/20/2016	19.40	20.00	19.40	19.50	89,501	0.51
4/21/2016	19.40	19.65	19.35	19.60	37,813	0.51
4/22/2016	19.65	19.70	18.90	18.90	38,373	-3.70
4/25/2016	19.00	19.00	18.30	18.80	30,539	-0.53
4/26/2016	18.55	18.90	18.50	18.85	18,607	0.27
4/27/2016	18.85	19.00	18.50	18.80	24,404	-0.27

Source: Buenos Aires Stock Exchange

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 01/19/2016 to 07/18/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
4/28/2016	18.90	18.90	18.00	18.06	9,190	-4.44
4/29/2016	18.00	19.00	17.80	18.00	138,342	0.00
5/2/2016	18.00	18.30	17.60	17.70	28,584	-1.70
5/3/2016	17.50	18.00	17.50	18.00	20,474	1.67
5/4/2016	17.75	18.50	17.70	18.50	14,723	2.70
5/5/2016	18.50	18.50	17.85	18.10	40,650	-2.21
5/6/2016	18.10	18.35	17.90	18.00	3,200	-0.56
5/9/2016	18.00	18.30	18.00	18.30	12,243	1.64
5/10/2016	18.40	18.40	18.15	18.25	61,553	-0.27
5/11/2016	19.00	19.00	17.95	18.10	18,386	-0.83
5/12/2016	18.50	18.50	17.50	17.55	24,807	-3.13
5/13/2016	17.40	18.00	17.05	17.30	15,485	-1.45
5/16/2016	17.90	17.90	17.40	17.80	16,140	2.81
5/17/2016	17.80	17.95	17.20	17.25	30,664	-3.19
5/18/2016	17.25	17.25	17.00	17.10	29,880	-0.88
5/19/2016	16.50	17.00	16.50	16.85	7,379	-1.48
5/20/2016	17.00	17.00	17.00	17.00	13,799	0.88
5/23/2016	16.50	17.00	16.50	16.80	4,231	-1.19
5/24/2016	16.30	17.40	16.30	16.60	10,323	-1.21
5/26/2016	16.60	17.00	16.60	17.00	27,898	2.35
5/27/2016	16.80	17.40	16.80	17.40	37,058	2.30

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 01/19/2016 to 07/18/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
5/30/2016	17.50	17.50	17.15	17.20	11,618	-1.16
5/31/2016	17.45	18.00	17.45	18.00	18,921	4.44
6/1/2016	18.20	18.20	17.50	17.80	9,104	-1.12
6/2/2016	18.20	18.20	17.70	17.70	20,929	-0.57
6/3/2016	17.70	17.70	17.50	17.60	15,665	-0.57
6/6/2016	17.40	17.60	17.40	17.50	20,283	-0.57
6/7/2016	18.65	18.65	17.60	17.85	10,428	1.96
6/8/2016	17.80	18.20	17.60	17.60	41,003	-1.42
6/9/2016	17.70	18.00	17.70	17.85	68,878	1.40
6/10/2016	17.80	17.90	17.80	17.90	64,541	0.28
6/13/2016	17.80	17.80	17.50	17.60	63,854	-1.71
6/14/2016	17.60	17.90	17.60	17.90	5,264	1.68
6/15/2016	17.80	18.00	17.70	17.75	146,972	-0.85
6/16/2016	17.65	17.75	17.65	17.70	53,531	-0.28
6/21/2016	17.85	18.50	17.85	18.30	36,792	3.28
6/22/2016	18.30	18.90	18.30	18.80	50,595	2.66
6/23/2016	18.70	19.35	18.70	19.35	251,571	2.84
6/24/2016	18.20	19.10	18.00	18.90	58,230	-2.38
6/27/2016	18.55	18.80	18.50	18.70	174,505	-1.07
6/28/2016	18.70	19.25	18.70	19.25	71,245	2.86
6/29/2016	19.25	20.00	19.00	20.00	40,599	3.75
6/30/2016	19.70	20.00	19.50	19.90	238,357	-0.50
7/1/2016	19.90	21.00	19.90	20.70	72,245	3.87

Source: Buenos Aires Stock Exchange.

Value Opinion Report dated August 16, 2016

ANNEX VIII

AVERAGE OF THE SHARE NEGOTIATION VALUES DURING THE SEMESTER IMMEDIATELY PRECEDING THE CONSUMMATION OF THE TRANSACTION (CONT.)

Transportadora de Gas del Sur S.A. - TGSU2:BCBA Range of Dates: 01/19/2016 to 07/18/2016
Date	Opening	Maximum	Minimum	Closing	Volume	Var (%)
7/4/2016	20.85	21.40	20.00	21.40	62,132	3.27
7/5/2016	20.50	20.75	20.00	20.70	132,117	-3.38
7/6/2016	20.30	20.40	20.00	20.40	86,318	-1.47
7/7/2016	20.40	20.45	19.50	19.50	36,421	-4.62
7/11/2016	19.50	19.75	19.00	19.70	62,146	1.02
7/12/2016	19.70	19.70	19.35	19.50	130,576	-1.03
7/13/2016	19.50	19.50	18.50	19.00	87,114	-2.63
7/14/2016	20.00	20.00	19.15	19.15	33,117	0.78
7/15/2016	19.50	19.50	19.15	19.45	42,337	1.54
7/13/2016	19.50	20.00	19.45	19.45	146,743	0.00

Source: Buenos Aires Stock Exchange.

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